PRESS RELEASE
For immediate release
TRICO REPORTS 2008 FOURTH QUARTER AND YEAR-END RESULTS
THE WOODLANDS, TX, February 28, 2009 /GLOBENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the fourth quarter of 2008 of $0.30 per adjusted diluted share, a non-GAAP measure, on revenues of $177.9 million. This excludes the effect of a non-cash impairment charge for goodwill and other intangibles totaling $172.8 million, a non-cash gain of $9.0 million on conversion of debt and a non-cash gain totaling $23.4 million related to the accounting treatment for the derivative component of the Company’s 6.5% convertible senior notes (see reconciliation of adjusted non-GAAP net income in the attached table).
Chairman and Chief Executive Officer, Joseph S. Compofelice, commented, “ Our fourth quarter EPS met expectations but the more important point is that 2008 marked the transformation of Trico from an OSV operator to an international subsea services provider with our acquisitions of DeepOcean and CTC Marine. As 2008 progressed, industry growth was dampened by growing weakness in global economic conditions and the decline in oil prices that clearly impacted our ability to maximize value during the fourth quarter. Nevertheless, the fundamentals of subsea growth will remain strong, with national oil companies confirming their intentions for spending in their 2009 plans. We believe that the subsea market will continue in 2009 and 2010 to provide unit volume growth, one of the few areas of oilfield service able to do so.” Mr. Compofelice concluded, “We remain cautiously optimistic as we exercise prudent judgment with our liquidity, continue to focus our subsea service and vessel utilization with national oil companies and international majors worldwide, and focus on cost containment in the weaker OSV segment of our business.”
Summary Results
Total revenues for the fourth quarter of 2008 were $177.9 million, compared to $214.8 million for the third quarter. Contributing to the decrease in revenues from the third quarter was a $23.9 million effect as a result of the strengthening US Dollar against European currencies. EBITDA for the fourth quarter was $30.3 million, before the impairment charge, compared to $41.5 million in the third quarter.
The primary reasons for the reduction in revenues and EBITDA, other than the effects of the stronger dollar mentioned above, were lower utilization of vessels in the Subsea Services division, and lower utilization and increased operating expenses in the Towing and Supply division, particularly in the North Sea. The lower utilization of our subsea service vessels was due to a voluntary acceleration of a dry docking of one large construction vessel to better position the vessel for a new 2009 long-term contract as well as a planned mobilization of one vessel to the Mediterranean. The cost of these two vessel decisions increased fourth quarter spending by about $3 million.

Division Results
In the Company’s Subsea Services division, principally DeepOcean, operating results were slightly below the Company’s expectations due to seasonal softness in the North Sea, low utilization on two vessels for reasons previously mentioned and downtime while a new vessel, the Edda Fauna, was in drydock for warranty repair. The Edda Fauna was delivered in the first quarter of 2008.
In March 2009, the Company will take delivery of one additional newbuild, the first delivery of eight multi-purpose platform supply vessels acquired as part of Active Subsea with the second of the eight vessels due in June 2009.
In the Company’s Subsea Trenching and Protection division, CTC Marine, we were pleased with the performance in what is typically a seasonally slow quarter. The division experienced high utilization in the fourth quarter, including work in China and Brazil that we expect to continue through the first quarter of 2009. This quarter was the second best quarter in terms of revenue, operating income and margins in CTC’s recent history.
For the Towing and Supply division, day rates and utilization reflected the weakness in the North Sea spot market. Contributing to the decrease in revenues from the third quarter was a $4.4 million effect as a result of the strengthening US Dollar against European currencies.
During the fourth quarter of 2008, the Company took delivery of one newbuild vessel, an SPSV, the Trico Moon. Since delivery, the vessel has been contracted for work in the US Gulf of Mexico. The Trico Moon will start work on a two-year contract in Mexico in March 2009.
Market Outlook
While the operating results were not as strong as the third quarter, we are encouraged by some recent developments which we anticipate will be reflected in our results commencing in the middle of the second quarter of 2009. These new contract awards reflect both our ability to establish a meaningful presence in critical growth markets for subsea services, such as Mexico, Brazil, and Australia, as well as our ability to leverage our group structure to provide opportunities for our other vessels and services when we have secured a contract award for one suite of services. These opportunities include:
•	Two new four- to six-month contracts in China and the Mediterranean for Subsea Trenching and Protection Services.

•	A strong outlook in Mexico for our three larger construction vessels.

•	Approximately $100 million of previously announced contract awards in our Subsea Services and Subsea Trenching and Protection segments.
Our backlog remains healthy at approximately $0.9 billion of termed out or long-term contracts spread principally across the Subsea Services and Towing and Supply businesses. In the fourth quarter of 2008, approximately 80% of our business was with major or national oil companies, and 92% of our business was in international waters. We are experiencing weakness in the Towing and Supply division in the North Sea and the US Gulf of Mexico, and are currently taking steps to reduce costs in areas where our activity has declined, including the closing or consolidation of several offices.
Liquidity Outlook
At December 2008, the Company had $95 million in cash and $712 million in net debt. During the fourth quarter of 2008, the Company converted $22 million of convertible debt into equity and drew down $30 million under its credit facilities. The Company realized a gain on the conversion of debt of $9 million.
At December 2008, the Company’s cash and credit availability to fund capital expenditures was $252 million. Committed capital expenditures through the end of 2011 are $183 million. We believe that our liquidity and projected cash flows from operations will be sufficient to meet our cash requirements for the next twelve months and the foreseeable future and to fund our commitments for vessel newbuilds.
Conference Call Information
The Company will conduct a conference call at 8:30 a.m. ET on Monday, March 2, 2009, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial (877) 874-1586, access code 5429910, in the United States or (719) 325-4826, access code 5429910, from outside the country.
A telephonic replay of the conference call will be available until March 16, 2009, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 5429910 (international calls should use (719) 457-0820, access code 5429910).
About Trico
Trico Marine is an integrated provider of subsea, trenching and marine support vessels and services. The Company recently increased its subsea market presence through its acquisition of DeepOcean and CTC Marine, a recognized market leader in the provision of high-quality subsea services including IMR, survey and construction support, subsea intervention and decommissioning, marine trenching, and the laying and burying of subsea cable. DeepOcean controls a well equipped fleet of vessels and operates a fleet of modern ROVs and trenching equipment. Trico Marine also continues to provide a broad range of marine support services to the oil and gas industry through use of its diversified fleet of vessels including the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment; and support for the construction, installation, repair and maintenance of offshore facilities. Trico Marine is headquartered in The Woodlands, Texas and has a global presence with operations in the North Sea, West Africa, Mexico, Brazil and Southeast Asia as well as the US Gulf of Mexico.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for the Company’s future operations. Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks (known and unknown) and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. These risks, by way of example and not in limitation, include the Company’s objectives, business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies; the Company’s ability to obtain adequate financing on a timely basis and on acceptable terms, including with respect to refinancing debt maturing in the next twelve months; the Company’s ability to continue to service, and to comply with our obligations under, our credit facilities and our other indebtedness, including our obligation to pay make-whole amounts upon any conversion of our convertible debentures due 2028; projections involving revenues, operating results or cash provided from operations, or the Company’s anticipated capital expenditures or other capital projects; overall demand for and pricing of the Company’s vessels; changes in the level of oil and natural gas exploration and development; the Company’s ability to successfully or timely complete its various vessel construction projects; further reductions in capital spending budgets by customers; further decline in oil and natural gas prices; projected or anticipated benefits from acquisitions; increases in operating costs; the inability to accurately predict vessel utilization levels and day rates; variations in global business and economic conditions; the results, timing, outcome or effect of pending or potential litigation and our intentions or expectations with respect thereto and the availability of insurance coverage in connection therewith; and the Company’s ability to repatriate cash from foreign operations if and when needed. A further description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. These results should be considered preliminary until the Company files its Form 10-K with the Securities and Exchange Commission.
Contact info:
Geoff Jones
Vice President and Chief Financial Officer
(713) 780-9926

The following table sets forth the Company’s reconciliation of non-GAAP adjusted net income for the third and fourth quarters of 2008 as compared to reported net income (loss):
Trico Marine Services, Inc.
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2008			September 30, 2008
		Earnings (loss)				Earnings (loss)
	Results	per share		Results		per share
Net income (loss), as reported	$(150,011)	$(10.05)	(1)	$30,970		$1.86
Adjustments:
Impact of impairments	172,840	10.46		—		—
Impact of financial derivative	(21,348)	(1.29)		(29,449	) (3)	(1.77)
Gain on conversion of debt	(9,008)	(0.55)		—		—
Tax effect	12,435	0.75		11,043		0.66

Non-GAAP adjusted net income	$4,908	$0.30	(2)	$12,564		$0.75

(1)	Net loss per share for the fourth quarter, as reported, is calculated using basic weighted average shares due to a loss for the period.

(2)	Non-GAAP adjusted net income for the fourth quarter is calculated based on diluted weighted average shares for the period.

(3)	The third quarter net income and income per share included $29.4 million as a result of accounting for the derivative component of the 6.5% convertible senior notes.
The following table reconciles Adjusted EBITDA to operating income (loss):

	Three Months Ended
	December 31, 2008	September 30, 2008
	(In thousands)
Adjusted EBITDA	$30,259	$41,518
Impairments	(172,840)	—
Amortization of non-cash deferred revenues	69	93
Loss on sale of assets	(61)	(10)
Stock-based compensation	(715)	(735)
Depreciation and amortization	(20,104)	(21,673)

Operating income (loss)	$(163,392)	$19,193

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2008	September 30, 2008	December 31, 2008	December 31, 2007
	(Unaudited)		(Unaudited)

Revenues	$177,871	$214,793	$556,131	$256,108

Operating expenses:
Direct operating expenses	124,942	155,113	383,894	127,128
General and administrative	23,316	18,804	68,185	40,760
Depreciation and amortization expense	20,104	21,673	61,432	24,371
Impairments	172,840	—	172,840	116
(Gain) loss on sales of assets	61	10	(2,675)	(2,897)

Total operating expenses	341,263	195,600	683,676	189,478

Operating income (loss)	(163,392)	19,193	(127,545)	66,630

Interest income	2,497	2,529	9,875	14,132
Interest expense, net of amounts capitalized	(13,841)	(11,694)	(31,943)	(3,258)
Change in fair value of embedded derivative	23,448	31,515	52,653	—
Gain on conversion of debt	9,008	—	9,008	—
Other expense, net	(449)	(50)	(1,597)	(3,646)

Income (loss) before income taxes and noncontrolling interest of consolidated subsidiary	(142,729)	41,493	(89,549)	73,858
Income tax expense	5,728	7,670	14,823	13,359

Income (loss) before noncontrolling interest of consolidated subsidiary	(148,457)	33,823	(104,372)	60,499
Noncontrolling interest of consolidated subsidiary	(1,554)	(2,853)	(6,791)	2,432

Net income (loss)	$(150,011)	$30,970	$(111,163)	$62,931

Earnings (loss) per common share:
Basic	$(10.05)	$2.09	$(7.54)	$4.32

Diluted	$(10.05)	$1.86	$(7.54)	$4.16

Weighted average shares outstanding:
Basic	14,924	14,827	14,744	14,558

Diluted	14,924	16,680	14,744	15,137

Cash Flow Data (Unaudited):
Cash provided by operating activities	$8,423	$26,643	$79,176	$112,476
Cash used in investing activities	(25,441)	(94,138)	(592,115)	(235,269)
Cash provided by financing activities	33,377	11,953	502,596	130,361
Capital expenditures (a)	(29,245)	(15,914)	(106,717)	(26,063)

Balance Sheet Data:	December 31, 2008	December 31, 2007
	(Unaudited)
Cash and cash equivalents	$94,613	$131,463
Total assets	1,202,576	681,744
Total short-term debt	82,982	3,258
Total long-term debt (including derivative liability)	724,067	157,287
Total liabilities	1,024,480	278,644
Noncontrolling interests	21,886	12,878
Stockholders’ equity	156,210	390,222

(a)	Capital expenditures for property, plant and equipment excludes acquisition of businesses.

Trico Marine Services, Inc.
Consolidating Statements of Income
(Unaudited)
(In thousands)

	Three Months Ended December 31, 2008
			Subsea
	Towing and	Subsea	Trenching	Corporate &
	Supply	Services	and Protection	Eliminations	Total

Revenues	$52,502	$72,383	$55,846	$(2,860)	$177,871

Operating expenses:
Direct operating expenses	31,612	56,445	39,745	(2,860)	124,942
General and administrative	5,837	3,944	7,174	6,361	23,316
Depreciation and amortization	5,492	8,836	5,699	77	20,104
Impairments	—	133,353	39,487	—	172,840
Loss on sale of assets	61	—	—	—	61

Total operating expenses	43,002	202,578	92,105	3,578	341,263

Operating income (loss)	$9,500	$(130,195)	$(36,259)	$(6,438)	$(163,392)

	Three Months Ended September 30, 2008
			Subsea
	Towing and	Subsea	Trenching	Corporate &
	Supply	Services	and Protection	Eliminations	Total

Revenues	$59,331	$104,934	$59,550	$(9,022)	$214,793

Operating expenses:
Direct operating expenses	31,505	87,657	44,973	(9,022)	155,113
General and administrative	5,832	3,740	2,679	6,553	18,804
Depreciation and amortization	7,072	8,525	6,026	50	21,673
Loss on sale of assets	10	—	—	—	10

Total operating expenses	44,419	99,922	53,678	(2,419)	195,600

Operating income (loss)	$14,912	$5,012	$5,872	$(6,603)	$19,193

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Vessel Metrics
(Unaudited)

	For the Period
	January 1, 2009 to	Three Months Ended
	February 23, 2009	December 31, 2008	September 30, 2008	June 30, 2008

Average Day Rates:

Subsea Services
SPSVs (1)	$23,468	$23,678	$22,422	$21,941
MSVs (2)	70,604	66,750	83,403	88,384

Subsea Trenching and Protection	$103,580	$140,498	$163,254	$177,165

Towing and Supply
AHTSs (3)	$29,945	$31,871	$37,476	$32,983
PSVs (4)	15,158	17,219	18,991	17,486
OSVs (5)	7,529	8,439	7,856	7,252

Utilization:

Subsea Services
SPSVs	73%	78%	78%	77%
MSVs	74%	79%	80%	81%

Subsea Trenching and Protection	81%	90%	100%	90%

Towing and Supply
AHTSs	71%	90%	97%	78%
PSVs	85%	89%	96%	92%
OSVs	69%	83%	87%	82%

Average Number of Vessels:

Subsea Services
SPSVs	7.0	6.4	5.4	5.0
MSVs	9.6	9.6	9.4	9.0

Subsea Trenching and Protection	3.1	4.6	3.7	3.0

Towing and Supply
AHTSs	6.0	6.0	6.0	6.0
PSVs	7.0	7.0	7.0	7.0
OSVs	38.0	38.0	38.0	38.0

(1)	Subsea platform supply vessels

(2)	Multi-purpose service vessels

(3)	Anchor handling, towing and supply vessels

(4)	Platform supply vessels

(5)	Offshore supply vessels